                                                                     Exhibit 2.2

                                 TOM BROWN, INC.
                           (hereinafter, "Parent Co.")



                                       and



                            TOM BROWN RESOURCES LTD.
                             (hereinafter, "A Co.")



                                       and



                          STELLARTON ENERGY CORPORATION
                           (hereinafter, "Stellarton")





--------------------------------------------------------------------------------

                            PRE-ACQUISITION AGREEMENT

                                December 13, 2000

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




                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

                                    ARTICLE I
                                 INTERPRETATION
        1.1    Definitions..................................................................1
        1.2    Singular, Plural, etc........................................................4
        1.3    Deemed Currency..............................................................5
        1.4    Headings, etc................................................................5
        1.5    Date for any Action..........................................................5
        1.6    Governing Law................................................................5
        1.7    Attornment...................................................................5
        1.8    Incorporation of Schedules...................................................5

                                   ARTICLE II
                                    THE OFFER

        2.1    The Offer....................................................................6
        2.2    Stellarton Directors' Circular...............................................8
        2.3    Offer Documents..............................................................9
        2.4    Outstanding Stock Options...................................................10

                                   ARTICLE III
                           PUBLICITY AND SOLICITATION

        3.1    Publicity...................................................................11
        3.2    Solicitation................................................................12

                                   ARTICLE IV
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

        4.1    Second Stage Transaction....................................................12
        4.2    Information Circular, Etc...................................................12

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT CO. AND A CO.

        5.1    Organization and Qualification..............................................13
        5.2    Authority Relative to this Agreement........................................13
        5.3    No Violations...............................................................13
        5.4    Availability of Funds.......................................................14
        5.5    Knowledge...................................................................15

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF STELLARTON

        6.1    Organization and Qualification..............................................15
        6.2    Authority Relative to this Agreement........................................15
        6.3    No Violations...............................................................15
        6.4    Capitalization..............................................................16
        6.5    No Material Adverse Change..................................................17
        6.6    No Undisclosed Material Liabilities.........................................17
        6.7    Impairment..................................................................17

        6.8    Officer Obligations.........................................................17
        6.9    Brokerage and Other Fees....................................................17
        6.10   Conduct of Business.........................................................18
        6.11   Reports.....................................................................18
        6.12   Subsidiaries................................................................19
        6.13   Compliance with Law.........................................................19
        6.14   Material Agreements.........................................................19
        6.15   Interim Financial Statements................................................20
        6.16   Employment Agreements.......................................................20
        6.17   Employee Benefit Plans......................................................20
        6.18   United States Relationships and Operations..................................20
        6.19   Data and Information........................................................21
        6.20   Engineering Report..........................................................21
        6.21   Books and Records...........................................................21
        6.22   Litigation, etc.............................................................21
        6.23   Environmental...............................................................21
        6.24   Tax Matters.................................................................22
        6.25   Reporting Issuer Status.....................................................24
        6.26   Debt and Working Capital....................................................24
        6.27   Confidentiality Agreements..................................................24
        6.28   Insurance...................................................................24
        6.29   Secure Oil Tools Ltd........................................................24

                                   ARTICLE VII
                               CONDUCT OF BUSINESS

        7.1    Conduct of Business by Stellarton...........................................24
        7.2    Conduct of Business by Parent Co. and A Co..................................27
        7.3    Integration of Operations...................................................27
        7.4    Market Purchases............................................................27

                                  ARTICLE VIII
                             COVENANTS OF STELLARTON

        8.1    Notice of Material Change...................................................28
        8.2    Non-Completion Fee..........................................................28
        8.3    No Solicitation.............................................................29
        8.4    Stellarton Board of Directors...............................................30
        8.5    Representations and Warranties..............................................30
        8.6    Structure of Transaction....................................................31

                                   ARTICLE IX
                        COVENANTS OF PARENT CO. AND A CO.

        9.1    Representations and Warranties..............................................31
        9.2    Employment Agreements.......................................................31
        9.3    Indemnities.................................................................31
        9.4    Other Covenants.............................................................31

                                    ARTICLE X
                                MUTUAL COVENANTS

        10.1   Other Filings...............................................................32
        10.2   Additional Agreements.......................................................32


                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER
        11.1   Termination.................................................................33
        11.2   Effect of Termination.......................................................34
        11.3   Amendment...................................................................34
        11.4   Waiver......................................................................34

                                   ARTICLE XII
                               GENERAL PROVISIONS

        12.1   Notices.....................................................................34
        12.2   Miscellaneous...............................................................36
        12.3   Directors' and Officers Insurance...........................................36
        12.4   Assignment..................................................................37
        12.5   Expenses....................................................................37
        12.6   Severability................................................................37
        12.7   Parent Co. Guarantee........................................................37
        12.8   Counterpart Execution.......................................................37

        SCHEDULE A      -   CONDITIONS TO THE OFFER
        SCHEDULE B      -   FORM OF PRE-TENDER AGREEMENT

                            PRE-ACQUISITION AGREEMENT


        THIS PRE-ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of this 13th day of December, 2000, by and between Tom Brown, Inc., a corporation formed under the laws of the State of Delaware with its head and principal office in the City of Denver, in the State of Colorado ("Parent Co."), Tom Brown Resources Ltd., a corporation formed under the laws of the Province of Alberta with an office in the City of Calgary, in the Province of Alberta ("A Co.") and Stellarton Energy Corporation, a corporation duly amalgamated under and governed by the laws of the Province of Alberta with its head and principal office in the City of Calgary, in the Province of Alberta ("Stellarton"). Except as otherwise set forth in this Agreement, capitalized terms shall have the meanings set forth in Article 1.

RECITALS:

1. The board of directors of Stellarton wishes to encourage Parent Co. to make a take-over bid to the securityholders of Stellarton by offering to purchase all of the issued and outstanding common shares of Stellarton.

2. Parent Co., through its wholly-owned subsidiary A Co., is willing to make an offer subject to the terms and conditions of this Agreement.

3. Parent Co. has agreed to guarantee the obligations of A Co. as contemplated herein.

4. The board of directors of Stellarton has unanimously determined to recommend acceptance of the A Co. offer to the securityholders of Stellarton, to cooperate with A Co. and to take all reasonable action to support the A Co. offer.

5. The board of directors of Stellarton has determined that it would be in the best interests of Stellarton to enter into this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:


                                    ARTICLE I
                                 INTERPRETATION

1.1     DEFINITIONS

        In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

"A Co." means Tom Brown Resources Ltd., a wholly-owned subsidiary of Parent Co.;

"Act" means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;

"affiliate" has the meaning set forth in the Act;

"Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta;

"Corporate Laws" means all applicable corporate laws, including the Act;

"Data Room" means the data room maintained by Stellarton in connection with its efforts to solicit proposals for the acquisition of Stellarton;

"diluted basis" means, with respect to the number of outstanding Stellarton Shares at any time, such number of outstanding Stellarton Shares calculated assuming that all outstanding options to purchase Stellarton Shares are exercised;

"Disclosed Information" means the information disclosed to Parent Co. or A Co. pursuant to or contemplated by the Parent Co. Confidentiality Agreement or made available to Parent Co. or A Co. (or their respective representatives) in the Data Room;

"Effective Time" means the time that A Co. shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer;

"Expiry Time" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;

"in writing" means written information including documents, files, records, books and other materials made available, delivered or produced to Parent Co. or A Co. by or on behalf of Stellarton in the course of conducting its due diligence review in respect of Stellarton between October 5, 2000, being the date of the Parent Co. Confidentiality Agreement, and the date of this Agreement;

"Initial Expiry Time" means 5:00 p.m. (Calgary time) on the first Business Day which falls after the 21st day following the day of the mailing of the Offer Documents to the shareholders of Stellarton (where the first day of this period is the day immediately following the day of mailing);

"Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, petroleum and natural gas reserves, assets, capitalization, financial condition, licenses, permits, leases, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Stellarton and its subsidiaries which is materially adverse to the business of Stellarton and its subsidiaries, considered as a whole, other than a change (i) which arises out of hedging activities undertaken by Stellarton prior to the date hereof, consistent with past practice, (ii) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to A Co. prior to the date of this Agreement,
(iii) resulting from conditions affecting the oil and gas industry as a whole;
(iv) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) resulting from the drilling, completion or testing of any wells establishing that any such well or prospect is not commercially viable or is less successful than anticipated by Stellarton;

"Material Adverse Effect" means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of Stellarton and its subsidiaries, considered as a whole; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) which arises out of hedging activities undertaken by Stellarton prior to the date hereof, consistent with past practice, (ii) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to Parent Co. or A Co. prior to the date of this Agreement, (iii) resulting from conditions affecting the oil and gas industry as a whole; (iv) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) resulting from the drilling, completion or testing of any wells establishing that any such well or prospect is not commercially viable or is less successful than anticipated by Stellarton;

"Minimum Condition" means the condition set forth in paragraph (a) of Schedule
A;

"Minimum Required Shares" means at least that number of the outstanding Stellarton Shares required pursuant to the Minimum Condition unless A Co. shall have waived the Minimum Condition in which case "Minimum Required Shares" means that number of the outstanding Stellarton Shares which A Co. takes up on the Take-up Date, provided that such number of Stellarton Shares shall not be less than 50% of the issued and outstanding Stellarton Shares on a diluted basis;

"Offer" has the meaning set forth in Section 2.1(a);

"Offer Documents" has the meaning set forth in Section 2.3(a);

"Officer Obligations" means any obligations or liabilities of Stellarton or any of its subsidiaries to pay any amount to its or their officers, directors, or employees, other than for salary, bonuses under its or their existing bonus arrangements and directors' fees in the ordinary course in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and subject to Corporate Laws and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Stellarton or any of its subsidiaries to officers or employees
(i) for severance or termination payments on or in connection with the change of control of Stellarton pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to Stellarton's severance policy in the case of employees; or (ii) retention bonus payments pursuant to any retention bonus program, all as previously disclosed in the Disclosed Information to A Co.;

"Parent Co. Confidentiality Agreement" means the confidentiality agreement dated October 5, 2000 between Parent Co. and Stellarton;

"Second Stage Transaction" has the meaning set forth in Section 4.1;

"Securities Authorities" means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" has the meaning set forth in Section 2.3(a);

"Stellarton" means Stellarton Energy Corporation;

"Stellarton Governing Documents" means the Certificate and Articles of Amalgamation and By-laws of Stellarton;

"Stellarton Options" means the outstanding options to acquire Stellarton Shares under the Stock Option Plan;

"Stellarton Shares" means the Class A Voting Common Shares in the share capital of Stellarton;

"Stock Option Plan" means the amended and restated stock option plan of Stellarton dated May 25, 2000;

"subsidiary" has the meaning set forth in the Act;

"Superior Proposal" has the meaning ascribed to such terms in Section 8.3;

"Take-over Proposal" means a proposal or offer by a third party (other than by A Co.), whether or not subject to a due diligence condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of Stellarton or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Stellarton whether by an arrangement, amalgamation, a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Stellarton including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of Stellarton or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Stellarton (other than the transactions contemplated by this Agreement); and

"Take-up Date" means the date that A Co. first takes up and acquires Stellarton Shares pursuant to the Offer.

1.2 SINGULAR, PLURAL, ETC.

        Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3     DEEMED CURRENCY

        In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

1.4     HEADINGS, ETC.

        The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5     DATE FOR ANY ACTION

        In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6     GOVERNING LAW

        This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7     ATTORNMENT

        The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.8     INCORPORATION OF SCHEDULES

        Schedules A and B attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

               Schedule A           Conditions to the Offer
               Schedule B           Form of Pre-tender Agreement

                                   ARTICLE II
                                    THE OFFER

2.1     THE OFFER

        (a) Subject to the terms and conditions of this Agreement, A Co. shall use commercially reasonable efforts to mail before 11:59 p.m. (Calgary time) on December 20, 2000 and in any event not later than 11:59 p.m. (Calgary time) on December 22, 2000, an offer to purchase all of the outstanding Stellarton Shares, which includes all Stellarton Shares which may become outstanding after the date of the Offer on the exercise of Stellarton Options for a cash consideration of $5.00 for each Stellarton Share which offer shall be made in accordance with Securities Laws and Corporate Laws and be subject only to the conditions set forth in Schedule A hereto (the "Offer", which term shall include any amendments to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition, as permitted, or extending the date by which Stellarton Shares may be tendered). The documentation relating to the Offer (the "Offer Documents") shall be prepared in both the English and French languages and in accordance with Securities Laws and Corporate Laws. A Co. shall, on a confidential basis, provide Stellarton with a draft of the Offer Documents prior to mailing for its review and comment, with the intent that Stellarton will have a reasonable opportunity to review and provide comments in respect of the Offer Documents. It is understood that the content of the Offer Documents will be determined by A Co., provided that such Offer Documents will not contain any information or statements that are inconsistent with matters that are specifically addressed or provided for in this Agreement or as otherwise contemplated hereby.

        (b) Parent Co. may make the Offer itself, or through one or more direct or indirect wholly-owned subsidiaries, or any combination thereof (which, for the purposes hereof, may include a trust or partnership, all of the beneficiaries or partners of which are direct or indirect subsidiaries of Parent Co.). In the event that any such entities makes the Offer, the term "A Co." as used herein shall include all of such entities, but Parent Co. shall continue to be liable to Stellarton, as principal obligor, for A Co.'s obligations hereunder and for any default in performance by any such party.

        (c) The Offer shall expire at the Initial Expiry Time, except that the Offer may be extended, subject to 2.1(d), at the sole discretion of A Co., if the conditions thereto set forth in Schedule A are not satisfied on the date and time at which the Offer expires or if A Co. shall have taken up the Minimum Required Shares under the Offer. If A Co. acquires the Minimum Required Shares pursuant to the Offer but the number of Stellarton Shares acquired at such time is less than the Minimum Condition, it will publicly announce such fact and extend the Offer for at least 10 days.

               Upon the satisfaction or waiver of the conditions set forth in Schedule A hereto, A Co. shall within one (1) Business Day, accept for payment and pay for all Stellarton Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Each of A Co. and Stellarton shall use all commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.

               Notwithstanding the foregoing, if the conditions set out in paragraphs (b) or (c) of Schedule A have not been satisfied or waived on the Initial Expiry Time, A Co. agrees to extend the Offer for such period of time, not to exceed 60 days following the Initial Expiry Time, as is necessary to satisfy or fulfill such conditions, but only if A Co. has made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such 60 day period.

        (d)    It is agreed that A Co. may, in its sole discretion:

               (i) waive in whole or in part, any term or condition of the Offer at any time and from time to time, provided that if A Co. takes up and pays for any Stellarton Shares it shall acquire not less than the Minimum Required Shares; and

               (ii) amend any term or condition of the Offer, provided that A Co. shall not:

                      (A) change the number of Stellarton Shares for which the Offer is made;

                      (B) decrease the value or change the form of the consideration to be paid for each Stellarton Share provided that A Co. shall be permitted to increase the consideration to be paid for each Stellarton Share; or

                      (C) modify or impose additional conditions to the Offer in a manner that is, in the opinion of Stellarton, acting reasonably, materially adverse to the holders of Stellarton Shares (it being understood that an extension of the Offer or a permitted waiver of any condition thereto will not be considered to be adverse to the holders of Stellarton Shares).

        (e) A Co. will instruct the depositary under the Offer to advise Stellarton from time to time, not less frequently than daily commencing five Business Days prior to the Initial Expiry Time until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by Stellarton and in such manner as Stellarton may reasonably request, as to the number of Stellarton Shares that have been tendered (and not withdrawn) under the Offer; provided that, subject to its public disclosure obligations under Corporate Laws, Securities Laws or stock exchange rules, Stellarton shall keep such information confidential. Stellarton agrees that A Co. may, if it so decides, retain Stellarton's transfer agent as the depositary and as information agent under the Offer.

        (f) The obligation of A Co. to make the Offer as set forth in Section 2.1(a) shall be conditional upon the following:

               (i) no Material Adverse Change shall have occurred in respect of Stellarton, no person shall have brought or threatened to bring a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer or for material damages against A Co. in connection with this Agreement or the completion of the Offer and no other event shall have occurred or circumstance shall exist which would make it impracticable in the opinion of A Co, acting reasonably, to satisfy one or more of the conditions of the Offer described in Schedule A;

               (ii) as at the date that the Offer is to be made, no representation or warranty by Stellarton contained in this Agreement shall have been determined by A Co., acting reasonably, to be inaccurate in any material respect (or in the case of representations and warranties that are themselves qualified by a materiality limitation, determined to be inaccurate) and no breach by Stellarton of, or non-compliance by Stellarton with, any covenant or obligation contained in this Agreement shall in a material respect have occurred;

               (iii) the board of directors of Stellarton shall have provided and not have withdrawn, modified or changed any of its recommendations, approvals, resolutions, or determinations referred to in Section 2.2(a); and

               (iv) A Co.'s receipt, concurrent with the execution of this Agreement, of duly executed pre-tender agreements dated the date hereof substantially in the form attached hereto as Schedule B from each of the directors and senior officers of Stellarton and certain other shareholders of Stellarton in respect of Stellarton Shares which, in aggregate, represent not less than 42% of the Stellarton Shares on a diluted basis.

               The foregoing conditions are for the exclusive benefit of A Co. and may be waived by A Co., in whole or in part at any time and from time to time.

        (g) Stellarton agrees to provide A Co. a certificate of the President or other officer of Stellarton acceptable to A Co., in such officer's capacity as an officer of Stellarton and not in such officer's personal capacity, dated the date of the Offer and on the Take-up Date under the Offer to the effect that Stellarton has complied with its covenants and obligations under the Agreement and that the representations and warranties of Stellarton contained in the Agreement are true and correct as of such date with the same force and effect as if given on and as of the date of such certificate.

2.2     STELLARTON DIRECTORS' CIRCULAR

        (a)    Stellarton hereby consents to the Offer as set forth in Section
               2.1 and confirms that its board of directors has (i) unanimously approved the Offer and this

               Agreement, (ii) after receiving the advice of its financial advisor, has determined that the consideration to be offered to Stellarton's shareholders pursuant to the Offer is fair, from a financial point of view, to the holders of Stellarton Shares and is in the best interests of Stellarton, and (iii) has unanimously resolved to recommend acceptance of the Offer by the holders of Stellarton Shares.

        (b) Stellarton shall prepare and make available for mailing, in both the English and French languages, sufficient copies of a directors' circular prepared in accordance with Securities Laws and Corporate Laws. The directors' circular will set forth (among other things) the recommendation of the board of directors of Stellarton as described in Section 2.2(a). Stellarton shall provide A Co. with a draft copy of the directors' circular prior to its finalization and in reasonably sufficient time for A Co.'s review and comment, and the parties shall use all commercially reasonable efforts to cause the directors' circular to be mailed together with the Offer Documents without any delay in the time the Offer Documents would otherwise be mailed.

        (c) After reasonable inquiry, Stellarton has been advised that each of the directors and senior officers of Stellarton intend to tender their Stellarton Shares under the Offer and to exercise their "in the money" options to acquire Stellarton Shares or to receive payment therefore as contemplated by Section 2.4. Stellarton hereby delivers concurrently with the execution of this Agreement, pre-tender agreements (in the form or substantially in the form of the agreement attached hereto as Schedule B) duly executed by such directors and senior officers in respect of 6,132,565 Stellarton Shares and Stellarton Options. The directors' circular shall reflect the execution and delivery of such pre-tender agreements and the agreement of the directors and senior officers to tender their Stellarton Shares pursuant to the Offer.

        (d) Stellarton represents that it has obtained oral advice from Waterous Securities Inc. that the consideration to be offered to Stellarton's shareholders pursuant to the Offer is fair, from a financial point of view, to holders of Stellarton Shares and that such financial advisor will provide a written fairness opinion to such effect on or before the date of the directors circular. The fairness opinion will be attached to or referred to in the directors' circular referred to in Section 2.2(b).

2.3     OFFER DOCUMENTS

        (a) A Co. shall file or cause to be filed with the appropriate Securities Authorities an Offer to Purchase and Take-over Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery pursuant to which the Offer will be made (collectively, the "Offer Documents"). The Offer Documents, when filed with Securities Authorities and when mailed to holders of Stellarton Shares, shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable law (collectively, the "Securities Laws") and all Corporate Laws.

        (b) Stellarton agrees to provide such assistance as A Co. or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the Stellarton Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists and updated or supplemental lists of the shareholders of Stellarton and of the holders of Stellarton Options and other securities convertible into or exchangeable for Stellarton Shares and mailing labels with respect to all such holders of securities as soon as possible after the date of this Agreement but in any event no later than the close of business in Calgary on December 15, 2000 and updates or supplements thereto from time to time as may be requested by A Co.

2.4     OUTSTANDING STOCK OPTIONS

        (a) Subject to the receipt of any necessary regulatory approvals, persons holding options pursuant to the Stock Option Plan who may do so under Securities Laws and in accordance with the Stock Option Plan (or pursuant to this section 2.4) shall be entitled to exercise all of their options and tender all Stellarton Shares issued in connection therewith under the Offer. The Stellarton board of directors shall not, prior to completion of the Offer, grant additional options pursuant to the Stock Option Plan. It is agreed by A Co. that all Stellarton Options which have been tendered to Stellarton for exercise, conditional on A Co. taking up Stellarton Shares under the Offer ("Conditional Option Exercise"), shall be deemed to have been exercised concurrently with the take-up of Stellarton Shares by A Co. Furthermore, A Co. shall accept as validly tendered under the Offer as of the Take-up Date all Stellarton Shares which are to be issued pursuant to the Conditional Option Exercise, provided that the holders of such options indicate that such shares are tendered pursuant to the Offer and provided that such holder agrees to surrender their remaining unexercised options to Stellarton for cancellation for no consideration effective immediately after the Take-up Date.

        (b) Stellarton and A Co. agree that to the extent holders of Stellarton Options do not exercise their Stellarton Options and tender the Stellarton Shares they receive upon such exercise, Stellarton may agree with all remaining holders of Stellarton Options that, in lieu of such persons exercising their Stellarton Options, Stellarton will pay to such persons the difference between the exercise price of their Stellarton Options and the purchase price for the Stellarton Shares under the Offer immediately after the Expiry Time of the Offer in exchange for the termination of their Stellarton Options and provided that such holder agrees to surrender their remaining unexercised options to Stellarton for cancellation for no consideration effective immediately after the Take-up Date.

        (c) Stellarton and A Co. agree that with respect to holders of Stellarton Options with exercise prices equal to or greater than $5.00 per Stellarton Share (other than any holder who is a director or officer of Stellarton), Stellarton may, on behalf of A Co., pay such person $0.05 for each Stellarton Option to purchase one (1) Stellarton Share in exchange for the cancellation of such Stellarton Option immediately after the Expiry Time of the Offer, provided that a holder of Stellarton Options receiving payment under this paragraph (c) shall not also be entitled to payment for the same Stellarton Options under paragraph (b) above.

        (d) Stellarton agrees to use its reasonable commercial efforts and represents that its directors have:

               (i) determined to use their respective reasonable commercial efforts to encourage and facilitate all persons holding options to acquire Stellarton shares to either:

                      (A) exercise those options and tender all Stellarton Shares issued in connection therewith to the Offer; or

                      (B) agree with Stellarton to the payment described in Sections 2.4(b) and (c); or

                      (C) terminate their rights to exercise any of those Stellarton Options;

                      prior to the Expiry Time of the Offer;

               (ii) authorized and directed Stellarton to cause the vesting of option entitlements under the Stock Option Plan to accelerate prior to or concurrently with the completion of the Offer, such that all outstanding Stellarton Options shall be exercisable and fully vested prior to the Expiry Time of the Offer; and

               (iii) determined to use reasonable commercial efforts to amend the Stock Option Plan or applicable option agreements so as to allow for the payment described in Section 2.4(b).


                                   ARTICLE III
                           PUBLICITY AND SOLICITATION

3.1     PUBLICITY

        (a) So long as this Agreement is in effect, each of Parent Co., A Co. and Stellarton shall advise, consult and cooperate with the other party prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other written public or private statement to the press with respect to this Agreement, the transactions contemplated hereby or any other matters from the date hereof until the Expiry Time. Parent Co., A Co. and Stellarton shall not issue any such press release or make any such written public or private statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.

        (b) Stellarton and A Co. agree that a joint press release shall be issued immediately following the execution of this Agreement.

3.2     SOLICITATION

        Lehman Brothers Canada Inc. has been selected by A Co. to act as dealer manager (the "Dealer Manager") in connection with the Offer and solicit acceptances of the Offer. The Dealer Manager will form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada and their United States broker dealer affiliates to solicit acceptances of the Offer.


                                   ARTICLE IV
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1     SECOND STAGE TRANSACTION

        If A Co. takes up and pays for Stellarton Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, A Co. agrees to use all commercially reasonable efforts to acquire, and Stellarton agrees to use all commercially reasonable efforts to assist A Co. in acquiring, the balance of the Stellarton Shares by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for consideration per Stellarton Share which (i) consists of the same kind or kinds of consideration paid pursuant to the Offer, and (ii) in respect of each such kind of consideration, is not less than the consideration paid pursuant to the Offer. Nothing herein shall be construed to prevent A Co. from acquiring, directly or indirectly, additional Stellarton Shares in the open market or in privately negotiated transactions, in another take-over bid, tender or exchange offer, or otherwise in accordance with Securities Laws (including by way of compulsory acquisition) following completion of the Offer.

4.2     INFORMATION CIRCULAR, ETC.

        Without limiting Section 4.1, Stellarton agrees that if A Co. is required to effect a Second Stage Transaction which requires approval of Stellarton's shareholders in a meeting of Stellarton's shareholders, Stellarton shall take all action necessary in accordance with Securities Laws, other applicable Canadian laws, the Stellarton Governing Documents and the requirements of The Toronto Stock Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by A Co. In the event of such a meeting or meetings, Stellarton shall use all commercially reasonable efforts to mail to its shareholders an Information Circular with respect to the meeting of Stellarton's shareholders. The term "Information Circular" shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to

Stellarton's shareholders and all amendments or supplements thereto, if any. A Co. and Stellarton each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by A Co. and Stellarton for use in the Information Circular, on both the date the Information Circular is first mailed to Stellarton's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. A Co. and Stellarton each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.


                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT CO. AND A CO.

        Parent Co. and A Co. jointly and severally hereby represent and warrant to Stellarton as follows and acknowledge that Stellarton is relying upon these representations and warranties in connection with the entering into of this
Agreement:

5.1     ORGANIZATION AND QUALIFICATION

        Each of Parent Co. and A Co. is a corporation duly incorporated and organized and validly existing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to carry on its respective business as it is now being conducted.

5.2     AUTHORITY RELATIVE TO THIS AGREEMENT

        Each of Parent Co. and A Co. have the requisite corporate authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Parent Co. and A Co. of the transactions contemplated hereby have been duly authorized by each of the Parent Co. and A Co. boards of directors and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent Co. and A Co. and constitutes legal, valid and binding obligations of each of Parent Co. and A Co. enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3     NO VIOLATIONS

        (a) Neither the execution and delivery of this Agreement by Parent Co. and A Co., the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent Co. or A Co. or any of their subsidiaries under any of the terms, conditions or provisions of (x) the charter or bylaws of Parent Co. or A Co. or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Parent Co. or A Co. or any of their subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Parent Co. or A Co. or any of their subsidiaries is bound; or
               (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Parent Co. or A Co. or any of their subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of Parent Co. or A Co. and their respective subsidiaries taken as a whole or on the ability of Parent Co. or A Co. to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the business, operations and financial condition of Parent Co. or A Co. and their subsidiaries taken as a whole.


        (b) Other than in connection with or in compliance with the provisions of Corporate Laws, Securities Laws the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended and any pre-merger notification statutes, (i) there is no legal impediment to Parent Co.'s or A Co.'s consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Parent Co. or A Co. in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Parent Co. or A Co. to consummate the transactions contemplated hereby.

5.4     AVAILABILITY OF FUNDS

        The aggregate cash consideration payable pursuant to the Offer is available to A Co. so that A Co. is in a position to pay for all Stellarton Shares tendered pursuant to the Offer in accordance with the terms of the Offer and to pay all related fees and expenses; and A Co. will provide written confirmation of its lenders, in a form satisfactory to Stellarton, acting reasonably, dated the date hereof, to such effect.

5.5     KNOWLEDGE

        As of the date hereof, neither Parent Co. nor A Co. has any actual knowledge of any misrepresentation, breach or non-performance by Stellarton of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Stellarton should the Offer be completed.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF STELLARTON

        Stellarton hereby represents and warrants (and, as applicable, covenants) to Parent Co. and A Co. as follows and acknowledges that Parent Co. and A Co. are relying upon these representations and warranties in connection with the entering into of this Agreement:

6.1     ORGANIZATION AND QUALIFICATION

        Stellarton is a corporation duly amalgamated and organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own its properties and carry on its business as now owned and being conducted. Stellarton is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Stellarton.

6.2     AUTHORITY RELATIVE TO THIS AGREEMENT

        Stellarton has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Stellarton's board of directors, and no other corporate proceedings on the part of Stellarton are necessary to authorize this Agreement (except for obtaining shareholder approval in respect of any Second Stage Transaction) and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stellarton and constitutes a legal, valid and binding obligation of Stellarton enforceable against Stellarton in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3     NO VIOLATIONS

        (a) Except as previously disclosed in the Disclosed Information to either Parent Co. or A Co., neither the execution and delivery of this Agreement by Stellarton, the consummation by it of the transactions contemplated hereby nor compliance by Stellarton with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Stellarton or any of its subsidiaries under, any of the terms, conditions or provisions of
               (x) the Stellarton Governing Documents or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Stellarton or any of its subsidiaries is a party or to which Stellarton or any of its subsidiaries or any of their respective properties or assets, may be subject or by which Stellarton or any of its subsidiaries is bound, other than a potential breach of the Credit Facility with the National Bank of Canada dated April 12, 1998, as amended by letter agreements dated July 15, 2000, August 4, 2000 and November 6, 2000, and the Fixed and Floating Charge Demand Debenture and Negative Pledge issued by Stellarton to the National Bank of Canada dated October 17, 1996, arising from a change of control and as a result of the necessity for lender consent; (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Stellarton or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of Stellarton and its subsidiaries or on the ability of Stellarton to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the business, operations and financial condition of Stellarton and its subsidiaries take as a whole.

        (b) Other than in connection with or in compliance with the provisions of Corporate Laws, Securities Laws and the rules of The Toronto Stock Exchange, (i) there is no legal impediment to Stellarton's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Stellarton in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Stellarton to consummate the transactions contemplated hereby.

6.4     CAPITALIZATION

        As of the date hereof, the authorized share capital of Stellarton consists of an unlimited number of Class A Voting Common Shares, an unlimited number of Class B Non-Voting Common Shares, and an unlimited number of Class 1 Preferred Shares. As of the date hereof, 22,403,046 Stellarton Shares are issued and outstanding, and no Class B Non-Voting Common Shares or Class 1 Preferred Shares are issued and outstanding. As of the date hereof, options to acquire an aggregate of 2,010,333 Stellarton Shares have been granted under the Stock Option Plan, details of which, including the number of such options at each exercise price, are as set forth in the Disclosed Information. Except as set forth above there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Stellarton of any shares of Stellarton (including the Stellarton Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Stellarton (including the Stellarton Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Stellarton. All outstanding Stellarton Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all Stellarton Shares issuable upon exercise of outstanding stock options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.

6.5     NO MATERIAL ADVERSE CHANGE

        Except as publicly disclosed, since December 31, 1999, there has not been any Material Adverse Change in respect of Stellarton and its subsidiaries taken as a whole.

6.6     NO UNDISCLOSED MATERIAL LIABILITIES

        Except (a) as disclosed or reflected in the consolidated audited financial statements of Stellarton as at December 31, 1999 and the unaudited interim financial statements of Stellarton as at September 30, 2000, previously delivered to Parent Co. or A Co. as part of the Disclosed Information, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Stellarton and its subsidiaries, taken as a whole, has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Stellarton) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

6.7     IMPAIRMENT

        Neither the making of the Offer nor the successful completion of the Offer will result in a Material Adverse Change pursuant to or as a result of the provisions of any agreement or arrangement to which Stellarton is a party.

6.8     OFFICER OBLIGATIONS

        The Officer Obligations do not exceed an aggregate of $1,260,000 for severance payable to officers and senior management, an aggregate of $850,000 payable to employees for retention bonuses and $950,000 for pro rata performance bonuses payable to officers and employees.

6.9     BROKERAGE AND OTHER FEES

        Stellarton has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Waterous Securities Inc. has been retained as Stellarton's financial advisor in connection with certain matters including the transactions contemplated hereby. Stellarton has delivered or will deliver concurrently with the execution hereof to Parent Co. a true and complete copy of its agreement with Waterous Securities Inc. Based upon the terms of the Offer as contemplated as of the date hereof, the aggregate payment payable by Stellarton pursuant to (i) the agreement with Waterous Securities Inc. and (ii) expenses of independent engineers, legal counsel and other third party service providers shall not exceed $2,000,000 plus applicable Goods and Services Taxes.

6.10    CONDUCT OF BUSINESS

        Since September 30, 2000, Stellarton has not taken any action that would be in violation of Section 7.1 if such provision had been in effect since such date, other than violations which would not have any Material Adverse Effect or would materially affect Stellarton's ability to consummate the transactions contemplated hereby.

6.11    REPORTS

        (a) Stellarton has heretofore made available to Parent Co. or A Co. true and complete copies of (i) Stellarton's 2000 Annual Information Form, Stellarton's Information Circular relating to its 2000 annual and special meeting of shareholders, Stellarton's 1999 Annual Report to shareholders and unaudited interim financial statements for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and (ii) all prospectuses or other offering documents used by Stellarton in the offering of its securities and filed with Securities Authorities since September 16, 1996; and (iii) the audited financial statements of Stellarton dated December 31, 1999. As of their respective dates, such forms, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of Stellarton publicly issued by Stellarton, previously delivered to Parent Co. or A Co., or included or incorporated by reference in such form, statements, prospectuses and other offering documents were prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Stellarton's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the financial position, results of operations and changes in financial position of Stellarton as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

        (b) Stellarton will deliver to Parent Co. as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Parent Co. or A Co., as to which Stellarton makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The financial statements of Stellarton issued by Stellarton or to be included in such reports and statements (excluding any information therein provided by Parent Co. or A Co., as to which Stellarton makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Stellarton's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of Stellarton as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

6.12    SUBSIDIARIES

        Stellarton has no direct or indirect wholly-owned or partially owned subsidiaries except for the following:

        (a)    Stellarton Energy International Corp.;

        (b)    Stellarton de Venezuela C.A.; and

        (c)    Secure Power Systems Ltd.

6.13    COMPLIANCE WITH LAW

        Stellarton and each of its subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a Material Adverse Effect or would materially affect the ability of Stellarton to consummate the transactions contemplated hereby.

6.14    MATERIAL AGREEMENTS

        There are no agreements, permits, licenses, approvals, certificates and other rights and authorizations material to the conduct of Stellarton's and its subsidiaries' business except as contained in the Data Room at the time of the attendance thereat by Parent Co.'s or A Co.'s representatives, and all such agreements, permits, licences, approvals, certificates and other rights and authorizations are valid and subsisting and neither Stellarton nor its subsidiaries is in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations.

6.15    INTERIM FINANCIAL STATEMENTS

        The interim unaudited financial statements as at and for the nine months ended September 30, 2000, a copy of which was provided to Parent Co. or A Co. by Stellarton as part of Parent Co.'s or A Co.'s data review process, were prepared in accordance with generally accepted accounting principles in Canada and present fairly in all material respects, the financial position of Stellarton, the results of its operations and the changes in its financial position for the applicable period; provided however that such statements are condensed and do not include notes. Except as disclosed in this Agreement or in such financial statements, Stellarton and its subsidiaries had no material liabilities (whether actual, accrued or contingent, and whether direct or indirect) at September 30, 2000.

6.16    EMPLOYMENT AGREEMENTS

        Except as disclosed in the Disclosed Information, Stellarton and its subsidiaries are not party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty
(30) days or any written agreement which provides for a payment by Stellarton or its subsidiaries on a change of control of Stellarton or severance of employment and Stellarton and its subsidiaries agree not to amend the terms and conditions of any of the foregoing which were disclosed in the Disclosed Information.

6.17    EMPLOYEE BENEFIT PLANS

        Stellarton does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than: (i) the Stock Option Plan; and (ii) existing health, dental, vision and short and long term disability plan of general application, together with the employee savings and stock purchase plan as disclosed in the Disclosed Information. All contributions (including premiums) required by law or contract to and including September 30, 2000 to have been paid or accrued, under or with respect to such plans, have been paid or accrued as at that date, as the case may be.

6.18    UNITED STATES RELATIONSHIPS AND OPERATIONS

        (a) Stellarton does not have actual knowledge that the level of ownership by U.S. holders of Stellarton Shares equals or exceeds 10% of the total of such outstanding class of securities. The term "U.S. holder" means any person whose address appears on the records of Stellarton, any voting or other trustee, any depository, any share transfer agent or any person acting in a similar capacity on behalf of Stellarton, as being located in the United States. None of the securities of Stellarton are registered under the Securities Exchange Act of 1934 of the United States.

        (b) Direct sales by Stellarton, if any, into the United States in calendar year 1999 and to date in calendar year 2000 are less than $25 million (U.S.) in the aggregate per period and the assets of Stellarton located in the United States, if any, have an aggregate value less than $10 million (U.S.).

6.19    DATA AND INFORMATION

        To the knowledge of Stellarton, the data and information in respect of Stellarton and its subsidiaries and their respective assets, liabilities, business, operations and capital provided by Stellarton to Parent Co. or A Co. was and is accurate and correct in all material respects, taken as a whole, as at the respective dates thereof and, taken as a whole, did not and does not now omit any data or information necessary to make any data or information provided not misleading in any material respects as at the respective dates thereof. Stellarton agrees to preserve information contained in the Data Room (without any amendment or changes to such information), with such information to be maintained by Stellarton, and reasonable access shall be provided to Parent Co. or A Co. upon reasonable request for purposes of identifying the information relating to the index of information and to facilitate efforts under Section 7.3.

6.20    ENGINEERING REPORT

        Stellarton has provided to Gilbert Lausten Jung Associates Ltd. ("GLJ"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Stellarton at September 1, 2000 in respect of the evaluation report dated September 1, 2000 and, in particular, all material information respecting Stellarton's interests in its principal oil and gas assets and the royalty burdens and net profits interest burdens thereon and Stellarton is not aware of any information not provided to GLJ that would have a material adverse impact on the evaluation report, taken as a whole.

6.21    BOOKS AND RECORDS

        The corporate records and minute books of Stellarton have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

6.22    LITIGATION, ETC.

        Except as disclosed in writing to Parent Co. or A Co. or made available in the Data Room prior to the date hereof, there are no actions, suits or proceedings pending, or to the knowledge of Stellarton threatened, affecting Stellarton or any of its subsidiaries before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of Stellarton or any of its subsidiaries or other person which, if successful, would have a Material Adverse Effect, or materially adversely affect the ability of Stellarton to consummate the transactions contemplated hereby.

6.23    ENVIRONMENTAL

        Except as disclosed in the information contained in the Data Room;

        (a)    Stellarton is not aware of, and has not received:

               (i) any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

               (ii) any demand or notice with respect to the material breach of any environmental, health or safety law applicable to Stellarton and its subsidiaries or any of their respective business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

        (b) Stellarton has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when they are no longer being used and restore and reclaim the surface sites thereof;

        (c) all material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary for the ownership, operation, development, maintenance, or use of any of the assets have been obtained and maintained in effect;

        (d) Stellarton, its assets and the ownership, operation, development, maintenance and use thereof are in material compliance with all environmental laws and with all terms and conditions of all Environmental Permits; and

        (e) all known spills or similar incidents pertaining to or affecting the business or the assets of Stellarton have been reported to the appropriate governmental entity to the extent required by environmental laws.

        For purposes of this section 6.23, Stellarton provides each of the representations and warranties to its knowledge, without inquiry, with respect to those operations and assets which it does not operate.

6.24    TAX MATTERS

        (a) For purposes of this Agreement, the following definitions shall apply:

               (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Stellarton or any of its subsidiaries is required to pay, withhold or collect.

               (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

        (b) All Returns required to be filed by or on behalf of Stellarton or any or its subsidiaries have been duly filed on a timely basis (excepting thereout a Return for the year ended 1999 for the Sultanate of Oman, which Return will reflect Taxes payable of no more than $50,000) and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Stellarton or any subsidiaries with respect to items or periods covered by such Returns.

        (c) Stellarton and each of its subsidiaries has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 1999 for Taxes, including income taxes, labour taxes and related future taxes, in conformity with generally accepted accounting principles applicable in Canada.

        (d) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Parent Co. or A Co. has been furnished by Stellarton true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Stellarton or on behalf of Stellarton or any of its subsidiaries relating to Taxes, and (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Stellarton or any of its subsidiaries.

        (e) No material deficiencies exist or have been asserted with respect to Taxes of Stellarton or any of its subsidiaries. Neither Stellarton nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Stellarton or any of its subsidiaries or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Stellarton or any of its subsidiaries. Except as disclosed in the Disclosed Information, the Returns of Stellarton or any of its subsidiaries have not been audited by a government or taxing authority within the last three (3) years, nor is any such audit in process, pending or threatened.

        (f) Stellarton has provided adequate accruals in its financial statements for the year ended December 31, 1999 (or, in either case, such amounts are fully funded) for all employee benefit obligations of Stellarton arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Stellarton or any of its subsidiaries.

6.25    REPORTING ISSUER STATUS

        Stellarton is a "reporting issuer" in material compliance with all applicable securities laws of British Columbia, Alberta, Manitoba, Ontario and Quebec.

6.26    DEBT AND WORKING CAPITAL

        As at November 30, 2000, Stellarton's consolidated debt (other than trade debt) does not exceed $17,000,000 and, as at September 30, 2000, its working capital deficiency is not greater than $3,400,000.

6.27    CONFIDENTIALITY AGREEMENTS

        All agreements entered into by Stellarton with persons other than Parent Co. or A Co. regarding the confidentiality of information provided to such persons or reviewed by such persons in the Data Room are in substantially the form of the Parent Co. Confidentiality Agreement. Stellarton has not negotiated any Take-over Proposal with any person who has not entered into such a confidentiality agreement or provided access to the Data Room to any person who has not entered into such a confidentiality agreement. Stellarton agrees to fully enforce all such confidentiality agreements and Stellarton, subject to this Agreement, will not amend, modify or provide any consents under such confidentiality agreements or provide any release from, or relaxation of, the obligations under such confidentiality agreements to any of the parties thereto.

6.28    INSURANCE

        Policies of insurance in force as of the date hereof naming Stellarton as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Stellarton and its subsidiaries. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

6.29    SECURE OIL TOOLS LTD.

        All holdback amounts due and receivable pursuant to the sale of Secure Oil Tools Ltd. have been received.


                                   ARTICLE VII
                               CONDUCT OF BUSINESS

7.1     CONDUCT OF BUSINESS BY STELLARTON

        Stellarton covenants and agrees that, during the period from the date of this Agreement until the earlier of either: (i) the Effective Time; or (ii) this Agreement is terminated by its terms, unless A Co. shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

        (a) the business of Stellarton and its subsidiaries shall be conducted only in, and Stellarton shall not take and Stellarton shall cause its subsidiaries not to take any action except in the usual and ordinary course of business and consistent with past practice, and Stellarton shall use and shall cause its subsidiaries to use all commercially reasonable efforts to maintain and preserve its applicable business organization, assets, employees and advantageous business relationships;

        (b) Stellarton shall not directly or indirectly do or permit to occur any of the following: (i) amend the Stellarton Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Stellarton or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Stellarton or any of its subsidiaries, other than Stellarton Shares issuable pursuant to the terms of the Stellarton Options; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under a normal course issuer bid; (v) split, combine or reclassify any of its shares;
               (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Stellarton or any of its subsidiaries; (vii) reduce the stated capital of Stellarton or any of its subsidiaries, or (viii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

        (c) Since September 30, 2000, neither Stellarton nor any of its subsidiaries has, other than as disclosed, and shall not, without prior consultation with and the consent of A Co., such consent not to be unreasonably withheld, directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any assets having an individual value in excess of $250,000 (excepting thereout Stellarton's interest in Secure Power Systems Ltd., it being acknowledged that Stellarton shall consult with A Co. with respect to the treatment of such interest, but A Co.'s consent to the treatment is not required); (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer; (iii) acquire any assets with an acquisition cost which would exceed (A) $250,000 individually or (B) $750,000 in the aggregate, with the exception of purchases at crown lease sales and freehold lease acquisitions where A Co. has been consulted with prior to such acquisition; (iv) incur any indebtedness for borrowed money in excess of existing facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than the Officer Obligations and fees payable to legal advisors in the ordinary course and fees payable to legal and financial advisors in respect of the Offer; (v) authorize, recommend or propose any release or relinquishment of any material contract right; (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (vii) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (viii) enter into any agreements with directors or officers of Stellarton or their respective affiliates; (x) enter into commitments of a capital expenditure nature or incur any contingent liability other than in accordance with ordinary course expenditures, including AFE's approved prior to the date hereof and the drilling of individual wells with a cost of up to $500,000 each, having an aggregate cost of up to $10,000,000 except: (A) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (B) as may be required by law; or (x) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

        (d) Stellarton shall not create any new Officer Obligations and, except for payment of the existing Officer Obligations (from which Stellarton shall make appropriate withholdings as required by applicable tax laws), Stellarton shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Stellarton or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies;

        (e) Stellarton shall use its reasonable commercial efforts to cause the current insurance (or re-insurance) policies of Stellarton, taken as a whole, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

        (f) Stellarton shall and shall cause each of its subsidiaries to not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

        (g) neither Stellarton nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements; and

        (h) Stellarton shall and shall cause each of its subsidiaries to comply in all material respects with all applicable laws and material contracts.

        Notwithstanding the foregoing, Stellarton may, prior to the Expiry Time, enter into a transaction contemplating the sale, transfer or other treatment of Stellarton's interest in Secure Power Systems Ltd., provided that any proceeds from such sale will be retained by Stellarton.

7.2     CONDUCT OF BUSINESS BY PARENT CO. AND A CO.

        Parent Co. and A Co. each covenant and agree that, during the period from the date of this Agreement until this Agreement is terminated in accordance with its terms, unless Stellarton shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

        (a) each of Parent Co. and A Co. and their respective subsidiaries will not take any actions which would or might be reasonably expected to materially impede or otherwise frustrate the completion of the Offer; and

        (b) each of Parent Co. and A Co. shall and shall cause each of its respective subsidiaries to not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

7.3     INTEGRATION OF OPERATIONS

        From and after the mailing of the Offer, A Co. and its representatives will be permitted reasonable access to Stellarton's premises, field operations, records, computer systems, properties, books, contracts, records management personnel and employees to permit A Co. to be in a position to expeditiously and efficiently integrate the business and operations of Stellarton with that of A Co. immediately upon but not prior to, the Effective Time without causing any unreasonable disruptions to Stellarton's business or operations prior to the Effective Time.

7.4     MARKET PURCHASES

        Stellarton agrees that A Co., notwithstanding anything to the contrary contained in the Parent Co. Confidentiality Agreement, after the date hereof may purchase Stellarton Shares in the market or otherwise, provided that such purchases are made in compliance with the provisions of Securities Laws and provided that any Stellarton Shares so acquired shall be included in determining whether the Minimum Condition has been satisfied.

                                  ARTICLE VIII
                             COVENANTS OF STELLARTON

8.1     NOTICE OF MATERIAL CHANGE

        From the date hereof until the termination of this Agreement, Stellarton shall promptly notify Parent Co. in writing of:

        (a) any material change (actual, anticipated, contemplated or, to the knowledge of Stellarton, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Stellarton or any of its subsidiaries;

        (b) any change in the facts relating to any representation or warranty set forth in Article 6 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

        (c) any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

        Stellarton shall in good faith discuss with A Co. any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Stellarton, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to A Co. pursuant to this section.

8.2     NON-COMPLETION FEE

        If at any time after the execution of this Agreement:

        (a) the board of directors of Stellarton has withdrawn or, in any manner adverse to A Co., redefined, modified or changed any of its recommendations or determinations referred to in Section 2.2(a) prior to the Expiry Time of the Offer, or shall have resolved to do so;

        (b) any bona fide Take-over Proposal for the Stellarton Shares is publicly announced or commenced, and the board of directors of Stellarton shall have failed to publicly reaffirm and maintain its recommendation of the Offer to Stellarton's shareholders within 5 days after the commencement of any such Take-over Proposal;

        (c) the board of directors of Stellarton shall have recommended that Stellarton's shareholders deposit their Stellarton Shares under, vote in favour of, or otherwise accept, a Take-over Proposal;

        (d) Stellarton shall have entered into any contractual agreement with any person with respect to a Take-over Proposal prior to the Expiry Time of the Offer, excluding a confidentiality agreement entered into in compliance with Section 8.3; or

        (e) another Take-over Proposal is publicly announced, proposed, offered or made to all or substantially all holders of Stellarton Shares or to Stellarton prior to the Expiry Time, the Offer has expired and has not been consummated by reason of the Minimum Condition not having been satisfied, and before or within six months of the Expiry Time of the Offer, the Take-over Proposal (as originally proposed or as amended) or any other Take-over Proposal is completed.

Stellarton shall forthwith upon the occurrence of any such event and in any event within two Business Days pay to A Co. the amount of $4,500,000.

        Any payment pursuant to Section 8.2 shall be without prejudice to the rights or remedies available to A Co. upon the breach of any provision of this Agreement.

8.3     NO SOLICITATION

        Stellarton shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion, negotiation or other procedures with any parties conducted heretofore by Stellarton, or its officers, directors, employees, financial advisors, legal counsel, representatives and agents ("Representatives") with respect to a Take-over Proposal (as defined herein) whether or not initiated by Stellarton and in connection therewith, Stellarton shall not release any third party from any confidentiality or standstill agreement to which Stellarton and such third party is a party or amend any of the foregoing and shall exercise all rights to require the return of information regarding Stellarton previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Stellarton. From and after the date hereof, Stellarton will not, and will not authorize or permit any of their Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal; provided, however, that Stellarton may: (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Stellarton, or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Stellarton and its business, properties and assets which has previously been provided to Parent Co. or A Co. if, and only to the extent that:
(A) the third party has first made a bona fide written Take-over Proposal that is financially superior to the Offer and has demonstrated that such proposal constitutes a commercially feasible transaction which could be carried out within a time frame that is reasonable in the circumstances and that the funds or other consideration necessary for the Take-over Proposal are available (as determined in good faith in each case by Stellarton's board of directors after receiving the advice of its financial advisors) (a "Superior Proposal") and Stellarton's board of directors has concluded in good faith, after considering applicable law and receiving the advice of legal counsel that such action is required by the Stellarton board of directors to comply with fiduciary duties under applicable law; (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Stellarton provides immediate notice orally and in writing to A Co. specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Parent Co. Confidentiality Agreement, and provides A Co. with a copy of such Superior Proposal and any amendments thereto excepting thereout the name of the party making the Superior Proposal and confirming in writing the determination of Stellarton's board that the Take-over Proposal if completed would constitute a Superior Proposal; (C) Stellarton provides immediate notice to A Co. at such time as it or such person or entity terminates any such discussions or negotiations; and (D) Stellarton immediately provides to A Co. any information provided to any such person or entity whether or not previously made available to A Co.; (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Stellarton's shareholders; and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause
(iii)) if prior to such acceptance, recommendation, approval or implementation, Stellarton's board of directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Offer which may be offered by A Co. during the three Business Days notice period set forth below and after receiving the advice of legal counsel, and Stellarton terminates this Agreement in accordance with Sections 8.2 and 11.1(g). Stellarton shall give A Co. orally and in writing at least three Business Days advance notice of any decision by the Board of Stellarton to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition Stellarton shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with A Co. to make such adjustments in the terms and conditions of this Agreement and the Offer as would enable Stellarton to proceed with the Offer as amended rather than the Superior Proposal. In the event A Co. proposes to amend this Agreement and the Offer to provide substantially equivalent or superior value to that provided under the Superior Proposal within the three Business Days time period specified above, then Stellarton shall not enter into any agreement regarding the Superior Proposal.

8.4     STELLARTON BOARD OF DIRECTORS

        As soon as reasonably practicable following the acquisition by A Co. of more than 50% of the outstanding Stellarton Shares pursuant to the Offer, the board of directors of Stellarton shall be immediately reconstituted through resignations of all existing Stellarton directors and the appointment of A Co. nominees in their stead. Stellarton shall, in accordance with the foregoing and subject to the provisions of the Act, assist A Co. to secure the resignations of all Stellarton directors to be effective at such time as may be required by A Co. and to use its best efforts to cause the election or appointment of the A Co. nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

8.5     REPRESENTATIONS AND WARRANTIES

        Stellarton covenants and agrees that at all times when the Offer is outstanding, Stellarton shall not take any action, or fail to take any action, which would or could result in the representations and warranties set out in
Article VI being untrue in any material respect, and

Stellarton will provide a certificate of an officer as to the status of the representations and warranties set out in Article VI on the Take-up Date.

8.6     STRUCTURE OF TRANSACTION

        Stellarton shall use reasonable commercial efforts in cooperating with A Co. in structuring the acquisition by A Co. of Stellarton in a tax efficient manner, provided that no such cooperation shall be required where such structuring shall have a material adverse effect on the business, operations or financial condition of Stellarton or cause any breach of or default under this Agreement by Stellarton.


                                   ARTICLE IX
                        COVENANTS OF PARENT CO. AND A CO.

9.1     REPRESENTATIONS AND WARRANTIES

        Parent Co. and A Co. covenant and agree that at all times when the Offer is outstanding, neither Parent Co. nor A Co. shall take any action, or fail to take any action, which would or could result in the representations and warranties set out in Article V being untrue in any material respect.

9.2     EMPLOYMENT AGREEMENTS

        Parent Co. and A Co. covenant and agree, and after the Effective Time will cause Stellarton and any successor to Stellarton to agree, to honour and comply with the terms of those existing executive employment agreements, termination, severance and retention agreements, plans or policies of Stellarton which Stellarton has disclosed to Parent Co. or A Co. in writing prior to the date hereof.

9.3     INDEMNITIES

        Parent Co. and A Co. agree that if A Co. acquires the Stellarton Shares under the Offer they shall cause Stellarton to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of Stellarton pursuant to the provisions of the articles, by-laws or similar constating documents of Stellarton, applicable corporate legislation and any written indemnity agreements between any of Stellarton and its past and current officers and directors.

9.4     OTHER COVENANTS

        Parent Co. and A Co. covenant and agree that, from and including the date hereof until the termination of this Agreement, unless Stellarton agrees otherwise in writing:

        (a) each of Parent Co. and A Co. shall use its best efforts to consummate the Offer, subject only to the terms and conditions hereof and thereof; and

        (b) each of Parent Co. and A Co. shall use its best efforts to obtain all of the regulatory approvals, waivers and consents set out in paragraphs (b) and (c) of Schedule A.


                                    ARTICLE X
                                MUTUAL COVENANTS

10.1    OTHER FILINGS

        A Co. and Stellarton shall, as promptly as practicable hereafter, prepare and file any filings required under any Securities Law, the rules of The Toronto Stock Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended, or any other applicable law relating to the transactions contemplated herein.

10.2    ADDITIONAL AGREEMENTS

        Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Stellarton's operations), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities, and (vi) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer. For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

11.1    TERMINATION

        This Agreement, other than any obligations heretofore accrued, may be terminated by written notice promptly given to the other party hereto, at any time prior to the time A Co. first takes up and pays for Stellarton Shares:

        (a)    by mutual agreement by A Co. and Stellarton; or

        (b) by either A Co. or Stellarton if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final; or

        (c) by Stellarton, if A Co. has not mailed the Offer Documents to Stellarton's Shareholders on or before 11:59 p.m. (Calgary time) on December 22, 2000; or

        (d) by A Co., if the conditions to the Offer set forth in Schedule "A" have not been satisfied or waived by A Co. on or before the Expiry Time; or

        (e) by either A Co. or Stellarton, if A Co. has not taken up and paid for the Stellarton Shares deposited under the Offer on or before the date which is 60 days following the day of mailing of the Offer Documents; or

        (f) by A Co. or Stellarton, if the Offer terminates or expires at the Expiry Time without A Co. taking up and paying for any of the Stellarton Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations under this Agreement required to be performed by it; or

        (g) by A Co. or Stellarton, if the fee referred to in Section 8.2 becomes payable and payment is made to A Co.; or

        (h) by either A Co. or Stellarton, if there has been a breach or non-performance by the other party of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the party seeking to terminate, provided the breaching party has been given notice of and three days to cure any such misrepresentation, breach or non-performance, other than in respect of Section 8.2 and Section 8.3.

11.2    EFFECT OF TERMINATION

        In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of A Co. or Stellarton hereunder except as set forth in Section 8.2 and Section 12.5 and this Section 11.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement.

11.3    AMENDMENT

        This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4    WAIVER

        A Co., on the one hand, and Stellarton, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XII
                               GENERAL PROVISIONS

12.1    NOTICES

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

        (a)    if to A Co.:

               Tom Brown Resources Ltd.
               Suite 1410, 311 -- 6th Avenue S.W.
               Calgary, Alberta  T2P 3H2

               Attention:    Amar Pandila
                             Vice President and General Manager

               Telecopy No.: (403) 264-5586

        and to Parent Co.:

               Tom Brown, Inc.
               555 Seventeenth Street
               Suite 1850
               Denver, Co  80202-3918

               Attention:    James D. Lightner
                             President

               Telecopy No.: (303) 260-5095

        with a copy to:

               Macleod Dixon LLP
               3700, 400 -- 3rd Avenue S.W.
               Calgary, Alberta
               T2P 4H2

               Attention:    Kent D. Kufeldt

               Telecopy No.: (403) 264-5973

        (b)    if to Stellarton:

               Stellarton Energy Corporation
               700, 736 -- 8th Avenue S.W.
               Calgary, Alberta
               T2P 1H4

               Attention:    Robert D. Steele
                             President

               Telecopy No.: (403) 250-2586

        with a copy to:

               Bennett Jones LLP
               4500 Bankers Hall East
               855 - 2nd Street S.W.
               Calgary, Alberta
               T2P 4K7

               Attention:    R. Vance Milligan

               Telecopy No.: (403) 265-7219

12.2    MISCELLANEOUS

        (a) This Agreement (i) except for the Parent Co. Confidentiality Agreement between the parties hereto, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof and (ii) shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. Stellarton agrees in favour of Parent Co. and A Co. that the standstill provisions of the Parent Co. Confidentiality Agreement are waived and terminated to the extent necessary to permit A Co. to purchase Stellarton's Shares in accordance with Securities Laws and for so long as the Offer remains outstanding. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        (b) Subject to the prior consent of A Co., acting reasonably, as to the form and substance thereof, Stellarton agrees coincidentally with the mailing of the Offer Documents to deliver a letter to all parties to, and recipients under, the confidentiality agreements who received evaluation material requesting the return or destruction of such evaluation material in accordance with terms of the applicable confidentiality agreement and advising such parties and recipients as to their obligations under the confidentiality agreements in the context of this Agreement and the Offer.

12.3    DIRECTORS' AND OFFICERS INSURANCE

        If prior to the Effective Date, Stellarton secures directors' and officers' liability insurance for Stellarton's current and former directors and officers, covering claims made prior to or within six years after the date that A Co. first takes up and pays for any Stellarton Shares pursuant to the Offer which has a scope and coverage substantially equivalent in scope and coverage to that provided by Stellarton's current directors' and officers' insurance policy, A Co. agrees to cause Stellarton to maintain such insurance in place (or, if such insurance is unavailable during such six year period, use reasonable commercial efforts to obtain equivalent insurance) and agrees not to take any action, or to cause Stellarton to take any action, to terminate such directors' and officers' liability insurance or any indemnity agreements (whether pursuant to Stellarton's articles, by-laws or similar constating documents of Stellarton or any written indemnity agreements but subject to Corporate Laws) in favour of current and former directors and officers of Stellarton, provided in all events that the total premium therefor does not exceed $20,000.

12.4    ASSIGNMENT

        Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. A Co. may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of A Co., provided that if such assignment takes place, A Co. shall continue to be liable to Stellarton, as principal obligor, for any default in performance by the assignee.

12.5    EXPENSES

        Except as provided in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

12.6    SEVERABILITY

        Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.7    PARENT CO. GUARANTEE

        Parent Co. hereby unconditionally and irrevocably guarantees the performance of all covenants and obligations of A Co. in this Agreement. Parent Co. waives, diligence, presentment, demand of payment, any right to require proceeding first against A Co., protest notice and all demands whatsoever. Parent Co. agrees that this guarantee will not be discharged except by complete performance of the covenants and obligations of A Co. under this Agreement.

12.8    COUNTERPART EXECUTION

        This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

        IN WITNESS WHEREOF, Parent Co., A Co. and Stellarton have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



STELLARTON ENERGY CORPORATION                TOM BROWN, INC.


Per:   "R.D. Steele"                         Per:  "James D. Lightner"
       Name: R.D. Steele                           Name: James D. Lightner
       Title: President                            Title: President

Per:   "Dell Chapman"
       Name: Dell Chapman
       Title: Chief Financial Officer


                                             TOM BROWN RESOURCES LTD.


                                             Per:  "James D. Lightner"
                                                   -----------------------------
                                                   Name: James D. Lightner
                                                   Title: President

                                   SCHEDULE A

                             CONDITIONS TO THE OFFER

        The capitalized terms used in this Schedule A have the meanings set forth in the attached Pre-Acquisition Agreement dated December 13, 2000 (the "Agreement") between Parent Co., A Co. and Stellarton, except that the term "Offeror" shall be deemed to refer to A Co.

        Notwithstanding any other provision of the Offer, but subject to the provisions of the Agreement, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Stellarton Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror:

        (a) prior to the Expiry Time, and at the time the Offeror first takes up and pays for Stellarton Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Stellarton Shares (calculated on a diluted basis) (the "Minimum Condition");

        (b) all necessary approvals under the Investment Canada Act in connection with the Offer and the acquisition of the Stellarton Shares pursuant to the Offer shall have been obtained or deemed to be obtained;

        (c) all requisite regulatory approvals and regulatory consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) which are considered by A Co., acting reasonably, as being necessary to complete the Offer shall have been obtained on terms and conditions satisfactory to the Offeror, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no unresolved objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period;

        (d) (i) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Stellarton or any of its subsidiaries carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgment of the Offeror, acting reasonably:

               (A) has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Stellarton Shares or the right of the Offeror to own or exercise full rights of ownership of the Stellarton Shares;

               (B) has had, or if the Offer was consummated would result in, a material adverse change or, in the case of (ii) above, would have a material adverse affect on the Offeror's ability to complete the Offer as determined by the Offeror, acting reasonably;

               (C) has a material adverse effect on the ability to complete any compulsory acquisition or any amalgamation, statutory arrangement or other transaction involving the Offeror and/or an affiliate of the Offeror and Stellarton and/or the holders of Stellarton Shares for the purposes of Stellarton becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or affecting an amalgamation or merger of Stellarton's business and assets with or into the Offeror and/or an affiliate of the Offeror (a "Subsequent Acquisition Transaction");

        (e) the Offeror shall have determined, in its sole judgment, acting reasonably, that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Stellarton Shares under the Offer or completing any compulsory acquisition or Subsequent Acquisition Transaction in respect of any Stellarton Shares not acquired under the Offer;

        (f) the Offeror shall have determined, in its sole judgment, acting reasonably, that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, enquiry or other occurrence of any nature whatsoever which, in the sole judgment of the Offeror, acting reasonably, have a materially adverse effect on the business or operations of Stellarton;

        (g) there shall not have occurred any actual or threatened change (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may have material adverse significance with respect to the business or operations of any of the Offeror and Stellarton and their respective subsidiaries or entities, in each case taken as a whole, in which either of them has a material interest or with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing any compulsory acquisition or Subsequent Acquisition Transaction;

        (h) the Offeror shall have determined in its sole judgment, acting reasonably, that (i) Stellarton shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement, and (ii) all representations and warranties of Stellarton contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement, shall continue to be true and correct as though made on each successive date thereafter and shall not have ceased to be true and correct in any material respect thereafter;

        (i) the Agreement shall not have been terminated pursuant to its terms; and

        (j) the Offeror shall, in its sole judgment, acting reasonably, be satisfied that all outstanding stock options, warrants and all other rights to acquire any Stellarton Shares shall have either been exercised or terminated or may be terminated or otherwise dealt with on a basis acceptable to the Offeror in its sole judgment, acting reasonably, prior to the Offeror taking-up any Stellarton Shares pursuant to the Offer.

                                   SCHEDULE B

                          FORM OF PRE-TENDER AGREEMENT





                                                   December 13, 2000



Dear Sir:

        RE:    OFFER BY A CO. TO PURCHASE ALL OF THE STELLARTON SHARES

        Reference is made to the Pre-Acquisition Agreement dated December 13, 2000 (the "Pre-Acquisition Agreement") between Tom Brown Resources Ltd. (herein called "A Co."), Tom Brown, Inc., as guarantor of the obligations of A Co. and Stellarton Energy Corporation (herein called "Stellarton") pursuant to which A Co. has agreed, on certain terms and conditions, to make an offer to purchase all of the issued and outstanding Stellarton Shares. All capitalized terms referred to herein shall have the meanings attributed thereto in the Pre-Acquisition Agreement.

        We understand that you (the "Selling Shareholder") beneficially own, directly or indirectly, or exercise control or direction over, the number of Stellarton Shares and options to acquire further Stellarton Shares set forth in your acceptance at the end of this Agreement.

1.      Covenants of Selling Shareholder

        By the acceptance of this letter agreement, the Selling Shareholder hereby agrees, subject to the terms of paragraph 3 of this letter agreement, from the date hereof until the completion of the Offer:

        (a) not to sell, assign, convey or otherwise dispose of any of the Stellarton Shares owned, controlled or directed by such Selling Shareholder except pursuant to the Offer;

        (b) unconditionally to accept the Offer made by A Co. by tendering or causing to be tendered the Stellarton Shares presently owned, controlled or directed or hereafter acquired, controlled or directed (including any Stellarton Shares hereafter acquired pursuant to the exercise of any options to purchase Stellarton Shares) by such Selling Shareholder prior to the expiry of the Offer and in accordance with the terms and conditions of the Offer free and clear of any and all liens, encumbrances, charges and rights and interests of third parties whatsoever;

        (c) to sell or surrender to Stellarton or exercise all options held by the Selling Shareholder to acquire Stellarton Shares (the "Options") that have an exercise price less than the consideration offered pursuant to the Offer, and to forthwith surrender all remaining Options to Stellarton immediately following the Effective Time;

        (d) not to exercise any statutory or other rights of withdrawal with respect to any Stellarton Shares owned by such Selling Shareholder once deposited pursuant to the Offer unless this letter agreement is terminated prior to A Co. taking up the Stellarton Shares under the Offer; and

        (e) not to exercise any shareholder rights or remedies available at common law or pursuant to the Business Corporations Act (Alberta) or applicable securities legislation to delay, hinder, upset or challenge the Offer.

2.  Expenses

        A Co. and the Selling Shareholder agree to pay their own respective expenses incurred in connection with this letter agreement.

3.      Termination

        It is understood and agreed that the respective rights and obligations hereunder of A Co. and the Selling Shareholder shall cease and this letter agreement shall terminate:

        (a) if, prior to the expiry of the Offer, another bona fide Take-over Proposal is announced, proposed, offered or made to the holders of Stellarton Shares or Stellarton which, in the opinion of Stellarton's board of directors after consultation with its financial advisors, would constitute a Superior Proposal and which permits the board of directors of Stellarton to withdraw, modify or change any recommendation regarding the Offer in accordance with Section 2.2(a) of the Pre-Acquisition Agreement and to terminate the Pre-Acquisition Agreement as a consequence thereof; or

        (b) in the event that the Pre-Acquisition Agreement is terminated pursuant to Section 11.1 thereof.

        In the event of termination of this letter agreement, the Selling Shareholder may withdraw all of the Stellarton Shares deposited in accordance with the terms and conditions of the Offer, this letter agreement shall forthwith be of no further force and effect and there shall be no liability on the part of either the Selling Shareholder or A Co., except to the extent that either such party is in default of its obligations herein contained.

4.      Amendment

        Except as expressly set forth herein, this letter agreement constitutes the whole of the agreement between the parties and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.  Assignment

        Except as expressly set forth herein, no party to this letter agreement may assign any of its rights or obligations under this letter agreement without the prior written consent of the other party.

6.      Disclosure

        Prior to first public disclosure of the existence and terms and conditions of this letter, none of the parties hereto shall disclose the existence of this letter agreement, or any details hereof, to any person other than Stellarton, its directors and officers, without the prior written consent of the other parties hereto, except to the extent required by law. The existence and terms and conditions of this letter agreement may be disclosed by A Co. and Stellarton in the press release issued in connection with the execution of the Pre-Acquisition Agreement and the Offer Documents and the Directors Circular prepared by Stellarton.

7.      Enurement

        This letter agreement will be binding upon and enure to the benefit of A Co., the Selling Shareholder and their respective executors, administrators, successors and permitted assigns.

8.      Applicable Law

        This letter agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

9.      Counterparts

        This letter agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.


                                              Yours truly,

                                              TOM BROWN RESOURCES LTD.



                                              Per:   _________________________

                                   ACCEPTANCE

        The foregoing is hereby accepted as of and with effect from the ___ day of December, 2000 and the undersigned hereby confirms that the undersigned beneficially owns ___________ Stellarton Shares and options to acquire a further __________ Stellarton Shares.




--------------------------------            ------------------------------------
Witness                                     Name:
                                            Title: